Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, October 31, 2012	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

Third Quarter Net Income per Share increases 10% on Sales of $2.3 Billion

DULUTH, GA – October 31 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.3 billion for the third quarter of 2012, an increase of approximately 9.3% compared to net sales of $2.1 billion for the third quarter of 2011. Reported and adjusted net income per share were $0.96 for the third quarter of 2012. These results compare to reported and adjusted net income per share of $0.87 for the third quarter of 2011. Excluding unfavorable currency translation impacts of approximately 11.0%, net sales in the third quarter of 2012 increased approximately 20.3% compared to the same period in 2011.

Net sales for the first nine months of 2012 were approximately $7.3 billion, an increase of approximately 16.0% compared to the same period in 2011. Excluding the unfavorable impact of currency translation of approximately 9.2%, net sales for the first nine months of 2012 increased approximately 25.2% compared to the same period in 2011. For the first nine months of 2012, reported and adjusted net income per share were $4.25. These results compare to reported and adjusted net income per share of $3.04 for the first nine months of 2011.

Third Quarter Highlights

•	Organic sales growth for Q3 2012 vs Q3 2011 was 9.9%, with the strongest growth coming from North and South America(1)

•	Regional organic sales increases: North America 20.8%; Europe/Africa/ Middle East (EAME) 5.2%; South America 9.6%; and Asia/Pacific 23.5%(1)

•	Q3 2012 operating margins improved to 6.1% vs 5.4% in Q3 2011 despite heavy factory start-up costs

•	North and South American operating margins showed the most improvement

•	Fendt’s new assembly facility opened in Marktoberdorf, Germany in September

(1)	Excludes unfavorable currency translation and acquisition impacts

“AGCO took advantage of strong global agricultural fundamentals and reported record sales in the third quarter,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We also posted improved margins despite the costs associated with the opening of our new assembly facility in Germany and ongoing market development activities in China. The new Fendt assembly facility provides AGCO with the most modern, efficient and technology-advanced agricultural tractor manufacturing facility in the industry. We expect our new assembly process to lower manufacturing costs and significantly increase Fendt’s tractor capacity. To ensure that new tractor production meets Fendt’s high quality standards, we have slowed the fourth quarter production ramp. The lower build rate will impact Fendt sales for the remainder of the year. Higher sales levels, new product introductions, the execution of efficiency programs in our factories, and lower material costs all contributed to solid operating margin improvement in both North and South America during the third quarter.”

Market Update

Industry Unit Retail Sales

	Tractors	Combines
Nine months ended September 30, 2012	Change from Prior Year Period	Change from Prior Year Period

North America	7%	(8)%
South America	(2)%	(9)%
Western Europe	Flat	3%

“The drought conditions in the U.S. are impacting crop production and contributing to higher global commodity prices,” stated Mr. Richenhagen. “Record levels of farm income in the U.S. as a result of the higher prices are supporting farm machinery purchases in North America. While we don’t expect any lasting impacts from the drought, we are experiencing softness in demand for grain storage and protein production equipment as a result of lower crop production volumes. In Europe, a mixed weather pattern is partially offsetting attractive crop prices. Industry demand is trending weaker in the weather impacted markets of Southern Europe, Scandinavia and Finland, while demand remains at normal levels in the key Western European markets of Germany and France. After a slow start due to dry weather early in 2012, improved crop conditions, attractive government financing programs in Brazil and favorable grain prices are all sustaining industry demand in South America. Our long-term industry outlook remains very bright. Going forward we expect increased global grain consumption driven by the world’s growing population and a shift towards more protein heavy diets in the developing countries. Higher grain consumption and lower inventory levels should support commodity prices and farm income above historical levels and produce healthy demand in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	Net sales	% change from 2011	% change from 2011 due to currency translation(1)

Three months ended September 30, 2012
North America	$632.2	51.4%	(0.7)%
South America	479.9	(6.9)%	(20.7)%
Europe/Africa/Middle East	1,060.5	(2.9)%	(10.8)%
Asia/Pacific	122.4	67.0%	(5.3)%

Total	$2,295.0	9.3%	(11.0)%

Nine months ended September 30, 2012
North America	$1,932.1	64.9%	(1.3)%
South America	1,343.8	(5.6)%	(15.8)%
Europe/Africa/Middle East	3,667.2	5.8%	(9.4)%
Asia/Pacific	315.7	62.0%	(3.9)%

Total	$7,258.8	16.0%	(9.2)%

(1)	See Footnotes for additional disclosure

North America

The acquisition benefit of GSI and strong industry demand from the professional farming segment produced growth of 66.2% in North American sales in the first nine months of 2012 compared to the same period of 2011, excluding the impact of unfavorable currency translation. North American sales increased 30.8% in the first nine months of 2012 compared to the same period in 2011 excluding the impact of acquisitions and currency translation. The most significant increases were in sprayers, hay equipment and high horsepower tractors. The positive contribution of acquisitions, higher sales and margin improvement initiatives all contributed to growth in income from operations of $157.6 million for the first nine months of 2012 compared to the same period in 2011.

South America

Sales in the first nine months of 2012 increased 10.2% compared to the first nine months of 2011 on a constant currency basis. Excluding the benefit of acquisitions and negative currency translation, South American sales were 4.7% higher in the first nine months of 2012 compared to the same period in 2011. Higher sales in Brazil were offset by declines in Argentina. AGCO’s profitability in South America improved during the first nine months of 2012, with operating margins rebounding to 8.2% compared to 7.5% in the same period of 2011. Income from operations increased $3.9 million in the first nine months of 2012 compared to the same period in 2011. Improved margins in the region’s core machinery business were partially offset by the negative impact of currency translation.

EAME

AGCO’s EAME region reported sales growth of approximately 12.5% in the first nine months of 2012 compared to the same period in 2011, exclusive of acquisition benefits and the unfavorable impact of currency translation. AGCO sales growth in Germany, the United Kingdom, France and Russia was partially offset by lower sales in southern Europe and Finland. EAME operating income was negatively impacted by start-up costs related to the opening of the new Fendt assembly facility in Germany. Income from operations grew by $43.1 million in the first nine months of 2012 compared to the same period in 2011. Higher sales and production levels, along with a richer mix of products, were partially offset by the Fendt start-up costs and the negative impact of currency translation.

Asia/Pacific

AGCO’s Asia/Pacific region reported a sales increase of approximately 65.9% during the first nine months of 2012 compared to the prior year period, excluding the unfavorable impact of currency translation. Excluding the benefit of acquisitions and negative currency translation, net sales in the Asia/Pacific region were 21.3% higher in the first nine months of 2012 compared to the same period in 2011. Growth in Australia, New Zealand and China produced most of the increase. Income from operations in the Asia/Pacific region decreased $6.1 million in the first nine months of 2012, compared to the same period in 2011, as additional market development costs in China were partially offset by improved gross margins.

“We are lowering our full year sales and net income per share forecast to reflect the negative impacts of lower than anticipated Fendt production, the U.S. drought on grain storage and protein production sales and softer market demand in the Scandinavian and Finnish markets,” continued Mr. Richenhagen. “In the fourth quarter, we are focusing on managing our new production schedule, reducing our dealer and company inventories and continuing our margin improvement efforts. In addition, our important and ongoing investments in new product development and market expansion will remain at high levels as we work to meet Tier 4 final emission requirements and refresh and grow our product line.”

Outlook

AGCO is targeting adjusted net income per share of approximately $5.20 for the full year of 2012. The new guidance reflects the Company’s improved operating performance which is partially offset by the factors discussed above and the negative impact of currency translation. Net sales are expected to range from $9.8 billion to $10.0 billion for the full year. Gross margin improvement is expected to be partially offset by increased engineering and market expansion expenditures.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 9:00 a.m. Eastern Time on Wednesday, October 31, 2012. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of net income per share, sales, market conditions, population growth, farm incomes, production schedules, expansion and modernization plans and our expectations with respect to the costs and benefits of those plans and timing of those benefits, inventory levels, commodity prices, grain and protein consumption, drought conditions, margin improvements, currency translation, investments in product development, and expanding markets, industry demand, general economic conditions and engineering efforts, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, adverse weather, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•

All acquisitions involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating recent and future acquisitions into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•

We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•

We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2011. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through four core machinery brands, Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2011, AGCO had net sales of $8.8 billion. http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$321.9	$724.4
Accounts and notes receivable, net	1,088.6	994.2
Inventories, net	2,013.9	1,559.6
Deferred tax assets	150.3	142.7
Other current assets	266.8	241.9

Total current assets	3,841.5	3,662.8
Property, plant and equipment, net	1,306.5	1,222.6
Investment in affiliates	380.7	346.3
Deferred tax assets	35.7	37.6
Other assets	134.8	126.9
Intangible assets, net	630.0	666.5
Goodwill	1,191.9	1,194.5

Total assets	$7,521.1	$7,257.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$52.8	$60.1
Accounts payable	821.0	937.0
Accrued expenses	1,143.6	1,080.6
Other current liabilities	121.7	127.8

Total current liabilities	2,139.1	2,205.5
Long-term debt, less current portion	1,353.9	1,409.7
Pensions and postretirement health care benefits	289.1	298.6
Deferred tax liabilities	196.4	192.3
Other noncurrent liabilities	152.6	119.9

Total liabilities	4,131.1	4,226.0

Temporary Equity	8.9	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,092.4	1,073.2
Retained earnings	2,741.2	2,321.6
Accumulated other comprehensive loss	(487.5)	(400.6)

Total AGCO Corporation stockholders’ equity	3,347.1	2,995.2

Noncontrolling interests	34.0	36.0

Total stockholders’ equity	3,381.1	3,031.2

Total liabilities, temporary equity and stockholders’ equity	$7,521.1	$7,257.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2012	2011

Net sales	$2,295.0	$2,099.1
Cost of goods sold	1,804.0	1,691.3

Gross profit	491.0	407.8

Selling, general and administrative expenses	262.8	221.2
Engineering expenses	76.4	67.5
Amortization of intangibles	12.2	4.8

Income from operations	139.6	114.3

Interest expense, net	15.8	3.1
Other expense, net	13.8	7.1

Income before income taxes and equity in net earnings of affiliates	110.0	104.1

Income tax provision	30.5	31.6

Income before equity in net earnings of affiliates	79.5	72.5

Equity in net earnings of affiliates	12.6	12.0

Net income	92.1	84.5

Net loss (income) attributable to noncontrolling interests	2.4	(0.1)

Net income attributable to AGCO Corporation and subsidiaries	$94.5	$84.4

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.97	$0.88

Diluted	$0.96	$0.87

Weighted average number of common and common equivalent shares outstanding:
Basic	97.0	96.4

Diluted	98.4	96.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2012	2011

Net sales	$7,258.8	$6,255.4
Cost of goods sold	5,663.4	5,003.4

Gross profit	1,595.4	1,252.0

Selling, general and administrative expenses	756.7	622.4
Engineering expenses	227.5	191.6
Restructuring and other infrequent income	—	(0.7)
Amortization of intangibles	36.9	14.1

Income from operations	574.3	424.6

Interest expense, net	43.5	21.1
Other expense, net	24.3	17.3

Income before income taxes and equity in net earnings of affiliates	506.5	386.2

Income tax provision	131.0	123.4

Income before equity in net earnings of affiliates	375.5	262.8

Equity in net earnings of affiliates	39.9	37.2

Net income	415.4	300.0

Net loss (income) attributable to noncontrolling interests	4.2	(1.9)

Net income attributable to AGCO Corporation and subsidiaries	$419.6	$298.1

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$4.32	$3.13

Diluted	$4.25	$3.04

Weighted average number of common and common equivalent shares outstanding:
Basic	97.1	95.1

Diluted	98.6	97.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities:
Net income	$415.4	$300.0

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	125.4	110.2
Deferred debt issuance cost amortization	2.6	2.3
Amortization of intangibles	36.9	14.1
Amortization of debt discount	6.5	6.1
Stock compensation	28.8	17.9
Equity in net earnings of affiliates, net of cash received	(27.4)	(21.7)
Deferred income tax benefit	(1.4)	(3.3)
Other	—	(1.4)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(132.2)	49.9
Inventories, net	(481.5)	(333.6)
Other current and noncurrent assets	(38.1)	(15.5)
Accounts payable	(88.8)	56.9
Accrued expenses	95.6	88.8
Other current and noncurrent liabilities	25.0	(0.2)

Total adjustments	(448.6)	(29.5)

Net cash (used in) provided by operating activities	(33.2)	270.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(235.2)	(187.2)
Proceeds from sale of property, plant and equipment	0.6	0.9
Purchase of businesses, net of cash acquired	(2.4)	(88.3)
Investments in consolidated affiliates, net of cash acquired	(20.1)	(25.0)
Investments in unconsolidated affiliates, net	(11.3)	(8.3)
Restricted cash and other	(1.0)	—

Net cash used in investing activities	(269.4)	(307.9)

Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	—	(161.0)
Repayment of debt obligations, net	(89.5)	(47.3)
Payment of debt issuance costs	(0.1)	—
Payment of minimum tax withholdings on stock compensation	(0.2)	(2.5)
Purchases and retirement of common stock	(9.5)	—
(Distribution to) investment by noncontrolling interests	(0.6)	(1.0)
Proceeds from issuance of common stock	—	0.2

Net cash used in financing activities	(99.9)	(211.6)

Effect of exchange rate changes on cash and cash equivalents	—	(15.7)

Decrease in cash and cash equivalents	(402.5)	(264.7)
Cash and cash equivalents, beginning of period	724.4	719.9

Cash and cash equivalents, end of period	$321.9	$455.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cost of goods sold	$0.7	$0.4	$1.9	$1.1
Selling, general and administrative expenses	8.9	6.0	27.1	17.0

Total stock compensation expense	$9.6	$6.4	$29.0	$18.1

2.	INDEBTEDNESS

Indebtedness at September 30, 2012 and December 31, 2011 consisted of the following:

	September 30, 2012	December 31, 2011
1 1/4% Convertible senior subordinated notes due 2036	$189.9	$183.4
4 1/2% Senior term loan due 2016	257.1	259.4
5 7/8% Senior notes due 2021	300.0	300.0
Credit Facility	600.0	665.0
Other long-term debt	59.7	62.0

	1,406.7	1,469.8
Less: Current portion of long-term debt	(52.8)	(60.1)

Total indebtedness, less current portion	$1,353.9	$1,409.7

As of September 30, 2012 and December 31, 2011, the closing sales price of the Company’s common stock had not exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending September 30, 2012 and December 31, 2011, and, therefore, the Company classified the notes as long-term debt. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

3.	INVENTORIES

Inventories at September 30, 2012 and December 31, 2011 were as follows:

	September 30, 2012	December 31, 2011
Finished goods	$799.9	$500.0
Repair and replacement parts	545.1	450.7
Work in process	176.7	127.6
Raw materials	492.2	481.3

Inventories, net	$2,013.9	$1,559.6

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At September 30, 2012 and December 31, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of September 30, 2012 and December 31, 2011, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $929.5 million and $827.5 million, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.8 million and $16.4 million during the three and nine months ended September 30, 2012, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations were approximately $6.9 million and $15.6 million during the three and nine months ended September 30, 2011, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of September 30, 2012 and December 31, 2011, these retail finance joint ventures had approximately $86.3 million and $62.0 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2012 and 2011 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$94.5	$84.4	$419.6	$298.1

Weighted average number of common shares outstanding	97.0	96.4	97.1	95.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.97	$0.88	$4.32	$3.13

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$94.5	$84.4	$419.6	$298.1

Weighted average number of common shares outstanding	97.0	96.4	97.1	95.1
Dilutive stock options, SSARs, performance share awards and restricted stock awards	1.0	0.2	1.0	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.4	0.3	0.5	2.5

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted net income per share	98.4	96.9	98.6	97.9

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.96	$0.87	$4.25	$3.04

6.	SEGMENT REPORTING

Effective January 1, 2012, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Rest of World, to North America; South America; Europe/Africa/Middle East; and Asia/Pacific. The Asia/Pacific reportable segment includes the regions of Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment will now include certain markets in Eastern Europe. Effective January 1, 2012, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three and nine months ended September 30, 2011 have been adjusted to reflect the change in reportable segments.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2012 and 2011 are as follows:

Three Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2012
Net sales	$632.2	$479.9	$1,060.5	$122.4	$2,295.0
Income from operations	60.0	45.0	81.7	3.8	190.5

2011
Net sales	$417.7	$515.7	$1,092.4	$73.3	$2,099.1
Income from operations	15.6	35.4	89.6	6.5	147.1

Nine Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2012
Net sales	$1,932.1	$1,343.8	$3,667.2	$315.7	$7,258.8
Income from operations	205.9	110.6	387.5	9.8	713.8

2011
Net sales	$1,171.9	$1,423.0	$3,465.6	$194.9	$6,255.4
Income from operations	48.3	106.7	344.4	15.9	515.3

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Segment income from operations	$190.5	$147.1	$713.8	$515.3
Corporate expenses	(29.8)	(22.0)	(75.5)	(60.3)
Stock compensation expense	(8.9)	(6.0)	(27.1)	(17.0)
Restructuring and other infrequent income	—	—	—	0.7
Amortization of intangibles	(12.2)	(4.8)	(36.9)	(14.1)

Consolidated income from operations	$139.6	$114.3	$574.3	$424.6

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and net income per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the nine months ended September 30, 2012 and 2011 (in millions, except per share data):

	Nine months ended September 30,
	2012			2011
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)

As adjusted	$574.3	$419.6	$4.25	$423.9	$297.6	$3.04
Restructuring and other infrequent income(2)	—	—	—	(0.7)	(0.5)	—

As reported	$574.3	$419.6	$4.25	$424.6	$298.1	$3.04

(1)	Net income and net income per share amounts are after tax.
(2)

The restructuring and other infrequent income recorded during the first nine months of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and nine months ended September 30, 2012, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2012	2011	% change from 2011	$	%

North America	$632.2	$417.7	51.4%	$(2.9)	(0.7)%
South America	479.9	515.7	(6.9)%	(106.5)	(20.7)%
Europe/Africa/Middle East	1,060.5	1,092.4	(2.9)%	(117.7)	(10.8)%
Asia/Pacific	122.4	73.3	67.0%	(3.9)	(5.3)%

	$2,295.0	$2,099.1	9.3%	$(231.0)	(11.0)%

	Nine Months Ended September 30,			Change due to currency translation
	2012	2011	% change from 2011	$	%

North America	$1,932.1	$1,171.9	64.9%	$(15.1)	(1.3)%
South America	1,343.8	1,423.0	(5.6)%	(224.4)	(15.8)%
Europe/Africa/Middle East	3,667.2	3,465.6	5.8%	(325.5)	(9.4)%
Asia/Pacific	315.7	194.9	62.0%	(7.6)	(3.9)%

	$7,258.8	$6,255.4	16.0%	$(572.6)	(9.2)%

This earnings release discloses the percentage change in regional net sales due to the impact of acquisitions. The following table sets forth, for the three and nine months ended September 30, 2012, the impact to net sales of acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to acquisitions
	2012	2011	% change from 2011	$	%

North America	$632.2	$417.7	51.4%	$130.9	31.3%
South America	479.9	515.7	(6.9)%	21.5	4.2%
Europe/Africa/Middle East	1,060.5	1,092.4	(2.9)%	30.0	2.7%
Asia/Pacific	122.4	73.3	67.0%	35.8	48.8%

	$2,295.0	$2,099.1	9.3%	$218.2	10.4%

	Nine Months Ended September 30,			Change due to acquisitions
	2012	2011	% change from 2011	$	%

North America	$1,932.1	$1,171.9	64.9%	$414.6	35.4%
South America	1,343.8	1,423.0	(5.6)%	77.7	5.5%
Europe/Africa/Middle East	3,667.2	3,465.6	5.8%	94.2	2.7%
Asia/Pacific	315.7	194.9	62.0%	86.9	44.6%

	$7,258.8	$6,255.4	16.0%	$673.4	10.8%